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                                                                    EXHIBIT 10.2



                                  March 8, 1999


Mr. Leeds Hackett


                            Re: Employment Agreement


Dear Leeds:

       As we have discussed, you have indicated your desire to leave the Company after the consummation of a transaction (if any) with a prospective purchaser. In light of these plans, I wanted to memorialize our understanding with respect to the application of the severance terms under your Employment Agreement with NCMC dated March 4, 1998.

       The Employment Agreement denotes your job as President and CEO of NCMC. Since the time of the Employment Agreement, we asked you to move to New York and to serve as Chief Financial Officer of Compass International, which you graciously agreed to do. Notwithstanding this reassignment, it was understood between us that your service as CFO might be transitional, and that you were not interested in holding this position long term.

       Accordingly, this letter confirms that if you leave the Company upon the consummation of a transaction during 1999 involving the sale of Compass International, you will be entitled to the Severance Benefits outlined in
Section 2.3 of the Employment Agreement.

       Please let me know if you would like to discuss this letter. Otherwise, please sign it in the space provided below to acknowledge your agreement.

                            Sincerely,


                            /s/ Michael J. Cunningham
                            -------------------------
                            Michael J. Cunningham
                            Chairman



Acknowledged and Agreed:


/s/ Leeds Hackett
------------------------
Leeds Hackett